Exhibit 10.39
US Employees

EVERCORE INC.
NOTICE OF AWARD OF RESTRICTED STOCK UNITS
Evercore Inc. (the “Company”), pursuant to the Third Amended and Restated 2016 Evercore Inc. Stock Incentive Plan (the “Plan”), hereby awards to the participant identified below a restricted stock unit award (the “Award”) with respect to the number of shares of the Company’s Class A common stock (“Shares”) indicated below in this Notice of Award of Restricted Stock Units (the “Notice”). The Award is effective on the grant date indicated below and is subject to the terms set forth herein and in the Restricted Stock Unit Award Terms and Conditions attached hereto (the “Terms and Conditions”).

Participant
Grant Date
Number of RSUs Granted
Vesting Schedule	[PERCENTAGE]% of this Award will vest on each of [VESTING SCHEDULE], subject in each case to the Participant’s continued service in Good Standing with the Company or one or more of its Affiliates through the applicable vesting date and subject further to accelerated vesting in certain cases, all as specified in the attached Terms and Conditions.

You do not have to accept this Award. If you wish to decline this Award, you should promptly notify the undersigned of your decision in writing. If you do not provide such written notification within 10 days, you will be deemed to have accepted this Award on the terms set forth herein and in the attached Terms and Conditions. If you have previously executed a Confidentiality, Non-Solicitation and Proprietary Information Agreement and/or another agreement containing restrictive covenants (each such agreement, a “CNPI Agreement”) and the HCG department has not asked you to execute a new CNPI Agreement in conjunction with the delivery of this Award, your acceptance of this Award will also constitute your affirmation that you are in compliance with the terms of the CNPI Agreement and that you remain bound by the CNPI Agreement you previously executed.
EVERCORE INC.

By:
Date:

Attachments:     Restricted Stock Unit Award Terms and Conditions

US Employees
RESTRICTED STOCK UNIT AWARD TERMS AND CONDITIONS
This document contains the Terms and Conditions of the restricted stock units awarded by the Company to the Participant indicated in the attached Notice. Capitalized terms not otherwise defined herein or in the Notice have the same meanings as defined in the Plan.
1.Grant of RSUs. Effective on the Grant Date, the Company grants to the Participant the number of restricted stock units indicated in the Notice (the “RSUs”). Each RSU represents the unfunded, unsecured right of the Participant to receive one Share.
2.Vesting and Delivery.
(a)The Participant shall become vested in the RSUs as follows if they remain in continuous service in Good Standing with the Company through the applicable date (each, a “Vesting Event”):
(i)[PERCENTAGE] of the RSUs shall become vested on each of [VESTING SCHEDULE] (each, a “Scheduled Vesting Date”);
(ii)Any unvested RSUs shall become 100% vested upon: (A) a Change in Control, (B) the Participant’s death, (C) the Participant’s Disability, (D) subject to the Participant’s fulfillment of the release requirement described below, the Participant’s Termination Without Cause, (E) the Participant becoming eligible for a Qualifying Retirement, or (F) [OTHER VESTING CONDITIONS]; and
(iii)Some or all of the RSUs shall become vested pursuant to Contractual Vesting, if applicable.
(b)Upon cessation of the Participant’s service with the Company for any reason other than death, Disability, Qualifying Retirement or Termination Without Cause, [OR OTHER VESTING CONDITIONS] all then unvested RSUs shall immediately be forfeited by the Participant, without payment of any consideration.
(c)One Share shall be issuable for each RSU that vests on the date of a Scheduled Vesting Date, a Change in Control, the Participant’s death, the Participant’s Disability, or due to a Contractual Vesting. Thereafter, upon satisfaction of any required tax withholding obligations, the Company shall deliver to the Participant Shares underlying any vested RSUs within 30 calendar days after the Vesting Event.
(d)Upon a termination without Cause (“Termination Without Cause”) [OR OTHER VESTING CONDITIONS], all unvested RSUs will become vested provided that, within 45 days following the date employment terminates, the Participant has executed a general release of claims in favor of the Company and its affiliates in a form reasonably prescribed by the Company and such release has become irrevocable. Thereafter, upon satisfaction of any required tax withholding obligations, the Company shall deliver to the Participant one share for each RSU that vests on the earlier of (i) the Scheduled Vesting Date on which the RSU would otherwise have vested, a Change in Control, or the Participant’s death, as applicable, or (ii)

March 15th of the year following the year of such termination (or such earlier date as determined by the Company). If the Participant has failed to timely satisfy the release requirements described in this Section, any RSUs that would have otherwise vested upon a Termination Without Cause will be permanently forfeited, without payment of any consideration.
(e)If any RSUs become vested due to eligibility for Qualifying Retirement, following satisfaction of applicable tax withholding requirements, each Share issuable in respect of an RSU then vesting will be distributed upon the earliest of: (i) the Scheduled Vesting Date, notwithstanding any Qualifying Retirement, or (ii) if sooner, upon the occurrence of a Change in Control, the Participant’s death or the Participant’s Disability.
(f)As set forth above, it is the Company’s intention to deliver to the Participant Shares underlying any vested RSUs, but to the extent that at the time of delivery there is an insufficient number of Shares available under the Plan to be delivered to the Participant with respect to such vested RSUs, the Company will deliver a cash payment equal to the equivalent Fair Market Value at such time of such Shares, less any applicable withholding taxes due.
(g)For purposes of these Terms and Conditions, service with the Company will be deemed to include service with the Company’s Affiliates, but only during the period of such affiliation.
3.Certain Definitions. For purposes of these Terms and Conditions, the following definitions will apply unless the Participant is subject to different Contractual Definitions pursuant to an Employment Letter:
(a)“Cause” means (i) the Participant’s material breach of any of the Restrictive Covenants (as defined below), any published policy of the Company or its Affiliates applicable to the Participant, including the Company’s or any of its Affiliates’ Code of Ethics; (ii) any act or omission by the Participant that causes the Participant, the Company or any of the Company’s Affiliates to be in violation of any law, rule or regulation related to the business of the Company or its Affiliates, or any rule of any exchange or association of which the Company or its Affiliates is a member, which, in any such case, would make the Participant, the Company or any of the Company’s Affiliates subject to being enjoined, suspended, barred or otherwise disciplined; (iii) the Participant’s conviction of, or plea of guilty or no contest to, any felony; (iv) the Participant’s participation in any fraud or embezzlement; (v) gross negligence, willful misconduct by the Participant in the course of employment or the Participant’s deliberate and unreasonably continuous disregard of the Participant’s material duties; or (vi) the Participant’s committing to, or engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Company or any of its Affiliates which, in any such case, has a material adverse effect on the Company; provided, however, that in the case of clauses (i), (ii), (v) and (vi), “Cause” shall not exist if such breach, act or omission, if capable of being cured (in the good faith determination of the Company’s CEO), shall have been cured within ten business days after the Company provides the Participant with written notice thereof.

(b)“Change in Control” shall have the meaning ascribed to it in the Plan, except that, notwithstanding that this Award is intended to be exempt from Section 409A of the Code, no event or transaction will be considered a Change in Control under this Award unless it also constitutes a change in control event within the meaning of Treas. Reg. § 1.409A-3(i)(5).
(c)“Contractual Definitions.” If the Participant is subject to an Employment Letter with a definition of “Cause,” such defined term will have the meaning set forth in the Employment Letter, inclusive of any subsequent amendments to the definition, while such definition is in effect.
(d)“Contractual Vesting.” If the Participant is a party to an employment letter with compensation terms addressing the vesting of deferred compensation or equity applicable to the Award (an “Employment Letter”) that provides for accelerated vesting upon any event not covered by these Terms and Conditions, those vesting terms will apply to this Award. Upon a Contractual Vesting, Shares will be delivered as set forth in these Terms and Conditions.
(e)“Good Standing” means that Participant (i) has not given notice of resignation or resigned, other than notice of a Qualifying Retirement; (ii) has not been given notice of the termination of Participant’s employment; and (iii) is not currently suspended or under investigation for conduct that could, in the Company’s good faith determination, result in a termination for Cause.
(f)“Qualifying Retirement.” A Participant will be eligible for a Qualifying Retirement once the Participant has satisfied (i) or (ii) below.
(i) The sum of the Participant’s age plus completed years of continuous service with the Company is greater than 65; (y) the Participant is at least age 55 and has completed at least 5 years of continuous service with the Company; and (z) the Participant has completed one year of service with the Company after providing Elizabeth Lynch, Head of Human Capital Group, or her successor, with written notice of the Participant’s intent to retire (which notice may not be provided earlier than one year prior to the satisfaction of the conditions stated above in clauses (x) and (y)); or
(ii) The Participant is at least age 60; (y) the Participant has completed at least 10 years of continuous service with the Company; and (z) the Participant has completed six (6) months of service with the Company after providing Elizabeth Lynch, Head of Human Capital Group, or her successor, with written notice of the Participant’s intent to retire (which notice may not be provided earlier than six (6) months prior to the satisfaction of the conditions stated above in clauses (x) and (y)).
4.Adjustments Upon Certain Events. The Committee shall, in its sole discretion, make equitable substitutions or adjustments to this Award upon the occurrence of certain events pursuant to the Plan.

5.No Right to Continued Employment. Neither the Plan, the Notice nor these Terms and Conditions shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship with, the Company or any of its Affiliates. Further, the Company (or, as applicable, its Affiliates) may at any time dismiss the Participant, free from any liability or any claim under the Plan, the Notice or these Terms and Conditions, except as otherwise expressly provided herein.
6.No Acquired Rights. This Award has been granted entirely at the discretion of the Committee. The grant of this Award does not obligate the Company to grant additional Awards to the Participant in the future (whether on the same or different terms).
7.No Rights of a Stockholder; Dividend Equivalent Payments.
(a)The Participant shall not have any rights or privileges as a stockholder of the Company, which for the avoidance of doubt includes no rights to dividends or to vote, until the Shares in question have been registered in the Company’s register of stockholders as being held by the Participant.
(b)The foregoing notwithstanding, if the Company declares and pays a cash dividend or distribution with respect to its Shares, any RSUs with respect to which Shares have not been delivered, whether vested or unvested (“Outstanding RSUs”) will be either, at the Company’s discretion, (x) increased by a number of additional RSUs determined by dividing (A) the total dividend or distribution that would then be payable with respect to a number of Shares equal to the number of Outstanding RSUs on the dividend or distribution record date, by (B) the Fair Market Value on the date the dividend or distribution is paid, or (y) credited with an amount of cash equal to the value of such cash dividend or distribution. Additional RSUs or cash credited under this Section will be subject to the same terms and conditions (including the same vesting and delivery schedule, but not including the right to be credited with additional dividend equivalent RSUs under this section) as the Outstanding RSUs to which such additional RSUs or cash amounts relate.
8.Transferability of Shares. Any Shares issued or transferred to the Participant pursuant to this Award shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the Notice, these Terms and Conditions or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant, and the Committee may cause a legend or legends to be put on any certificates representing such Shares or make an appropriate entry on the record books of the appropriate registered book-entry custodian, if the Shares are not certificated, to make appropriate reference to such restrictions.
9.Transferability of RSUs. The RSUs (and, prior to their actual issuance, the Shares subject hereto) may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section shall be void and unenforceable.

10.Withholding; Taxation. The Company or any Affiliate shall have the right to withhold applicable withholding taxes with respect to this Award to satisfy all obligations for the payment of such taxes. The payment of any applicable withholding taxes through the withholding of Shares otherwise issuable under this Award shall not exceed the required withholding liability. This Award is intended to be exempt from Section 409A of the Code and should be interpreted accordingly. Nonetheless, the Company does not guarantee the tax treatment of this Award. To the extent any payment under this Award is conditioned on the effectiveness of a release of claims and the period the Participant is afforded to consider the release spans two calendar years, payment will be made in the second calendar year regardless of when the release becomes irrevocable.
11.Restrictive Covenants; Grounds for Termination.
(a)The Participant has agreed to be bound by certain obligations and restrictive covenants, during the Participant’s service to the Company, and, as applicable, following the cessation of that service for any reason (such covenants, together with any restrictive covenants made by the Participant after the date hereof, the “Restrictive Covenants”). As a condition to the issuance or delivery of Shares in respect of RSUs, the Participant may be required to (i) certify, in a manner acceptable to the Company, that the Participant continues to be in compliance with the Restrictive Covenants, and (ii) irrevocably appoint the Company as the Participant’s agent and attorney-in-fact to take any actions necessary or appropriate to facilitate enforcement of this Section or any similar arrangement with the Company or its Affiliates.
(b)If the Participant is terminated with Cause, resigns at such time as the Company could have terminated the Participant for Cause, or violates any of the terms of the Restrictive Covenants, then the Participant will immediately forfeit any Outstanding RSUs for which Shares have not yet been delivered and any cash amounts credited for any dividends or distributions paid on the Outstanding RSUs.
(c)Similarly, if the Participant’s service with the Company terminates upon or after becoming eligible for a Qualifying Retirement and if, at any time prior to the delivery of any Shares, the Participant engages in conduct that violates the Restrictive Covenants applicable during the period of Qualifying Retirement (regardless of the fact that such Participant is at the time of such violation no longer an employee or whether the time limits in the relevant Restrictive Covenant have otherwise expired), in addition to any other remedies that are available pursuant to the Restrictive Covenants: (i) the Participant will immediately and automatically forfeit any remaining RSUs (even if otherwise vested) for which Shares have not yet been delivered and any cash amounts credited for any dividends or distributions paid on the remaining RSUs, and (ii) any Shares subject to a stop transfer order will be cancelled and all of Participant’s right, title and interest in such Shares shall be extinguished. In addition, in the event of such conduct, the Participant will be required to repay to the Company an amount equal to the sum of any dividends or distributions paid with respect to the cancelled Shares.
(d)The remedies contained in this section will be in addition to, not in lieu of, any other remedies applicable to the Restrictive Covenants, including those remedies available under the CNPI Agreement or otherwise.

(e)If applying any provision of this Section to the Participant would violate the laws of the jurisdiction in which the Participant resides or provides services, then the provision that violates such laws will have no effect with respect to the Participant.
12.Clawback/Forfeiture; Other Company Policies. The RSUs and any Shares or cash delivered in settlement of the RSUs (i) will be subject to the terms of any clawback or recapture policy that the Company may have in effect from time to time and, in accordance with such policy, may be subject to forfeiture and the requirement that the Shares subject to the RSUs or any cash payments made in respect thereof be repaid to the Company after they have been distributed to the Participant, and (ii) will, along with any other equity interests in the Company held by the Participant, be subject to any policy with respect to hedging or pledging of Shares that the Company may have in effect from time to time.
13.Choice of Law/Arbitration. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW. Any controversy or claim arising out of or relating to the Plan or this Award shall be resolved by final and binding arbitration pursuant to the Participant’s agreement(s) to arbitrate with the Company related to their employment and the termination of their employment, including any “Mutual Arbitration Policy and Agreement,” “Mutual Arbitration Policy,” and “Employee Agreement to Arbitrate,” to which Participant has agreed or subsequently agrees. If Participant is not bound by an agreement to arbitrate applicable to any controversy or claim arising out or relating to the Plan or this Award, then a court of competent jurisdiction in the State of New York, New York County shall have exclusive jurisdiction, unless Participant is employed in California when such claim or controversy arises, in which case a court of competent jurisdiction in the California shall have exclusive jurisdiction.
14.RSUs Subject to Plan; Amendments. All the RSUs are subject to the Plan and bound by the terms and conditions contained in the Plan, a copy of which has been provided to the Participant and the terms of which are incorporated herein by this reference. The Award may only be amended in writing. The Company may unilaterally amend the Award without the Participant’s consent to comply with any law, regulation, ruling, accounting standard, or similar requirement.
15.Award Not Subject to ERISA. The Award and these Terms and Conditions are issued pursuant to the Company’s compensation practices and bonus program and are not a retirement plan. The purpose of the Award is to reward and retain employees of the Company. Participants should not look to this Award or the annual bonus program as a source of retirement income. This Award and the compensation practices and bonus program pursuant to which it was granted are not subject to the Employee Retirement Income Security Act of 1974 (“ERISA”).
16.Complete Agreement. This Award reflects the entire agreement regarding the RSUs and supersedes all prior and contemporaneous discussions, agreements and understandings related to the RSUs, other than as set forth in these Terms and Conditions. Either party’s failure to enforce any provision or provisions of this Award will not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Award.